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                                                                     Exhibit 5.1
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                               February 10, 2000


Deutsche Floorplan Receivables, L.P.
655 Maryville Centre Drive
St. Louis, Missouri 63141

     Re:  Deutsche Floorplan Receivables, L.P.
          Registration Statement on Form S-3 (No. 333-74457)
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Ladies and Gentlemen:

     We have acted as special counsel for Deutsche Floorplan Receivables, L.P., a Delaware limited partnership (the "Seller"), in connection with the preparation of the Registration Statement on Form S-3, File No. 333-74457 (together with the exhibits and amendments thereto, the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of certain series of Asset Backed Certificates (the "Certificates").

     We are familiar with the proceedings to date in connection with the proposed issuance and sale of the Certificates, and in order to express our opinion hereinafter stated we have examined and relied upon the Registration Statement and, in each case as filed with the Registration Statement, the forms of the Underwriting Agreement, the Limited Partnership Agreement, the Pooling and Servicing Agreement, the Supplement, and the Receivables Contribution and Sale Agreement (the "Operative Documents"). Terms used herein without definition have the meanings given to such terms in the Registration Statement. We have also examined such statutes, records and other instruments as we have deemed necessary for the purposes of this opinion.

     Based on and subject to the foregoing, we are of the opinion that, with respect to the Certificates of any series, when: (a) the Registration Statement becomes effective pursuant to the provisions of the Act, (b) the amount, price, interest rate and other principal terms of such Certificates have been fixed by or pursuant to authorization of the Board of Directors of the general partner of the Seller, (c) the Operative Documents relating to such series have each been
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duly completed, authorized, executed and delivered by the parties thereto substantially in the form filed as an exhibit to the Registration Statement reflecting the terms established as described above, (d) such Certificates have been duly executed by the Seller and authenticated by the trustee, and sold by the Seller or by the Trust, at the direction of the Seller, as applicable, and
(e) payment of the agreed consideration for such Certificates shall have been received by the Seller, all in accordance with the terms and conditions of the related Operative Documents and a definitive purchase, underwriting or similar agreement with respect to such Certificates and in the manner described in the Registration Statement: such Certificates will have been duly authorized by all necessary action of the Trust and will be legally issued, fully paid and nonassessable, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, regardless of whether such matters are considered in a proceeding in equity or at law.

     Our opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein.

                                         Very truly yours,

                                         /s/ Mayer, Brown & Platt

                                         MAYER, BROWN & PLATT

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